Exhibit 99.1

NEWS RELEASE

FORMER SUN MICROSYSTEMS EXECUTIVE JOINS JDSU BOARD OF DIRECTORS

San Jose, California, March 1, 2006 – JDSU today announced that Masood Jabbar, former Executive Vice President and Advisor to the Chief Executive Officer of Sun Microsystems, Inc., has joined the JDSU Board of Directors, effective March 1, 2006. JDSU’s Board now includes nine independent Directors.

“As JDSU continues to advance its revenue, profitability and portfolio objectives, the Board has been actively seeking highly qualified Directors to meet the evolving opportunities and challenges,” said Martin A. Kaplan, Chairman of JDSU’s Board of Directors. “Masood is our fourth new Board member in a little over a year, and I believe his strong operations, sales and finance skills will further complement our existing team to JDSU’s benefit.”

“JDSU has demonstrated an impressive ability to drive top line organic and inorganic growth while simultaneously initiating the cost reduction programs that are critical to the company’s longer term success,” said Masood Jabbar. “As we progress through the remainder of fiscal 2006 and into fiscal 2007, execution is key, and I look forward to working with the existing Board of Directors and the management team to further progress the company’s strategic initiatives.”

Mr. Jabbar joined Sun Microsystems, Inc. in 1986, where he worked in a series of progressively responsible roles including President of the Computer Systems Division, Chief Financial Officer of the $10 billion Sun Microsystems Computer Corporation, and Executive Vice President of Global Sales Operations. Mr. Jabbar’s career at Sun culminated as Executive Vice President and Advisor to the Chief Executive Officer, where he was responsible for advising the CEO on critical strategic issues. Mr. Jabbar left Sun in 2003 to dedicate more time to advising early stage companies. Prior to joining Sun, Mr. Jabbar spent ten years in finance and accounting at Xerox Corporation, and two years at IBM Corporation.

Mr. Jabbar is currently a Director of Openwave Systems, Inc., Silicon Image, Inc., and MSC Software. He holds a Masters degree in International Management from the American Graduate School of International Management, an MBA from West Texas A&M University, and a BA in Economics and Statistics from the University of Panjab, Pakistan.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) is committed to enabling broadband & optical innovation in the communications, commercial and consumer markets. JDSU is the leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. Furthermore, JDSU is a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications. More information is available at www.jdsu.com.

Investors: Jacquie Ross, 408-546-4445, investor.relations@jdsu.com

Press: Kathleen Greene, 408-546-5852, kathleen.greene@jdsu.com